UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2015

OCEAN POWER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1590 Reed Road Pennington, NJ	08534
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 730-0400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

The information provided in Item 5.03 is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 27, 2015, Ocean Power Technologies, Inc. (the “Company”) filed a Certificate of Amendment to its Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware to effect a one-for-10 (1:10) reverse stock split of the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), either issued and outstanding or held by the Company as treasury stock, effective as of 5:00 p.m. on October 28, 2015 (the “Effective Time”) with the Common Stock trading on a split-adjusted basis as of the market open on October 29, 2015 (the “Reverse Stock Split”). The Certificate of Amendment also decreased the number of authorized shares of the Common Stock from 105,000,000 shares to 50,000,000 shares.

As reported below under Item 5.07 of this Current Report on Form 8-K, the Company held its Annual Meeting of Stockholders on October 22, 2015, at which meeting the Company’s stockholders, by an affirmative vote of the majority of the Company’s outstanding shares of Common Stock, approved the proposal to amend the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse split of the Common Stock at a ratio determined by the Company’s Board of Directors (the “Board”) within a specific range, and a reduction in the authorized number of shares of Common Stock. Following the stockholders’ approval of this proposal, the Board determined to effect the Reverse Stock Split at a ratio of one-for-ten shares (1:10).

As a result of the Reverse Stock Split, every 10 shares of issued and outstanding Common Stock will be automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares will be issued as a result of the Reverse Stock Split. Any fractional shares that would otherwise have resulted from the Reverse Stock Split will be paid in cash in a proportionate amount based on the average closing price of the Common Stock as reported by The NASDAQ Capital Market for the five trading days immediately preceding the effective date of the Reverse Stock Split. The Reverse Stock Split will reduce the number of shares of Common Stock currently outstanding from approximately 18 million shares to approximately 1.8 million shares, subject to adjustment for the payment of cash in lieu of fractional shares.

The Common Stock will begin trading on The NASDAQ Capital Market on a post-split basis on October 29, 2015 (the trading day immediately after the date of the Effective Time). The trading symbol for the Common Stock will remain “OPTT.” The new CUSIP number for the Company’s Common Stock following the Reverse Stock Split is 674870407.

The information set forth herein is qualified in its entirety by reference to the complete text of the Certificate of Amendment, a copy of which is filed with this report as Exhibit 3.1.

A copy of the press release announcing the Reverse Stock Split is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On October 22, 2015, the Company held its 2015 Annual Meeting of Stockholders. At the Annual Meeting, the Company's stockholders voted on the following proposals:

1.      To elect the five nominees named in the Company's proxy statement to serve for a one-year term as a director of the Company expiring at the Company's 2016 Annual Meeting of Stockholders and, in each case, until a successor is elected and qualified. Each nominee for director was elected by a vote of the stockholders as follows:

Name	For	Withheld	Broker Non-Votes
Terence J. Cryan	3,864,100	260,562	7,588,365
Eileen M. Competti	3,880,146	244,456	7,588,365
Dean J. Glover	3,828,563	252,496	7,588,365
Robert J. Burger	3,875,741	248,921	7,588,364
George H. Kirby	3,846,505	234,614	7,588,364

2.      To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2016. The proposal was approved by a vote of the stockholders as follows:

For	Against	Abstain

11,426,002	80,165	206,860

3.      To approve, on a nonbinding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K. The proposal was approved by a vote of the stockholders as follows:

For	Against	Abstain

3,450,413	556,849	117,400

4.      To approve the Company’s 2015 Omnibus Incentive Plan.

For	Against	Abstain

2,856,498	1,164,359	103,805

5.      To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of its Common Stock at a ratio to be determined by the Company’s Board of Directors within a specified range, and a reduction in the authorized number of shares of Common Stock, to be effected in the sole discretion of the Board of Directors at any time within one year of the date of the annual meeting.

For	Against	Abstain

9,482,080	2,009,512	221,435

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 27, 2015.

99.1	Press Release of the Company, dated October 28, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Date: October 28, 2015	/s/ MARK A. FEATHERSTONE
Mark A. Featherstone
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 27, 2015.

99.1	Press Release of the Company, dated October 28, 2015.